EXHIBIT 99.1
For release at 6:30 a.m.
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DUSA EXPANDS GLOBAL SALES WITH LAUNCH OF LEVULAN® KERASTICK®
IN LATIN AMERICA
First Shipment Released to Argentina and Mexico
WILMINGTON, Mass. — (October 1, 2007) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), is pleased to announce that the first shipment of Levulan® Kerastick® has been released to Argentina and Mexico where it will be officially launched through its marketing partner for Latin America, Stiefel Laboratories, Inc. Having previously received regulatory approval, initial marketing and training activities have begun in these countries and the product launch is eagerly anticipated. In Latin America, Levulan has regulatory approval in Argentina, Mexico, Chile (where launch is imminent) and Brazil (where launch is pending receipt of acceptable pricing approval) with approvals and subsequent product launches in additional markets scheduled to follow shortly.
“We are very pleased to announce that commercial shipments of Levulan to Argentina and Mexico have begun,” said Bob Doman, President and CEO of DUSA Pharmaceuticals. “The launch in Latin America will represent the first step in the international expansion outside of North America for our Levulan franchise. Product launches in these and additional global markets in the near future demonstrate DUSA’s ongoing commitment to expanding its international business and bringing this unique technology to the global dermatology community.”
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In early January 2006, DUSA Pharmaceuticals entered into an exclusive marketing, distribution and supply agreement with Stiefel Laboratories for Levulan PDT in Latin America. The original agreement has been amended to modify certain terms in order to recognize the launch of the product in Latin American markets prior to Brazil which was anticipated to be the first country in Latin America to launch and in which the parties are still awaiting acceptable pricing approval. More details regarding the amendment will be provided in the Form 8-K to be filed by the Company.
“Levulan Kerastick Photodynamic Therapy (PDT) is a great addition to our family of dermatology products and we’re excited to bring this technology to Latin America,” said Charles W. Stiefel, President, CEO and Chairman of the Board, Stiefel Laboratories. “We believe that our close relationships with healthcare providers in Latin America, coupled with our leading marketing and sales teams, will optimize Levulan Kerastick PDT sales and profits for both companies in Latin America.”
About Actinic Keratoses
Actinic keratoses (AKs) are rough-textured, dry, scaly patches on the skin, caused by excessive exposure to ultraviolet (UV) light, such as sunlight. They are often referred to as “sun spots” and they occur most frequently on sun exposed areas such as the face, scalp, ears, neck, hands and arms. They form on the outermost layer of skin and they can range in color from skin toned to reddish brown. They can also range in size from as small as a pinhead to larger than a quarter.
About Levulan Photodynamic Therapy (PDT)
Levulan Photodynamic Therapy (PDT) is an advanced 2-step treatment for Grade 1 or Grade 2 actinic keratoses (AKs that have not yet become enlarged and thick) of the face or scalp. The treatment is unique because it uses a light activated drug therapy to selectively destroy AKs. The therapy consists of treatment with Levulan® Kerastick® Topical Solution, 20% followed by illumination with a blue light source.

About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or Grade 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReach™, Nicomide® and the AVAR® line. DUSA is also researching additional indications for internal uses of Levulan PDT. DUSA is based in Wilmington, MA. Please visit the company’s website at www.dusapharma.com for more information.
About Stiefel Laboratories, Inc.
Founded in 1847, Stiefel Laboratories (a privately held company) is the world’s largest independent pharmaceutical company specializing in dermatology. The company manufactures and markets a variety of prescription and non-prescription dermatological products. Some of the newest and best-known brands include Duac® Topical Gel (clindamycin, 1% — benzoyl peroxide, 5%); Evoclin® (clindamycin phosphate) Foam, 1%; Luxiq® (betamethasone valerate) Foam, 0.12%; MimyX®; Olux™ (clobetasol propionate) Foam, 0.05%; Olux-E™ (clobetasol propionate) Foam, 0.05%; Soriatane® (acitretin) capsules; Verdeso™ (desonide) Foam, 0.05%; Brevoxyl® Creamy Wash (benzoyl peroxide, 4% or 8%) packaged in the convenient new Brevoxyl Acne Wash Kit; Oilatum®; Physiogel®; Stieprox® (ciclopirox olamine); and Sarna®. Its wholly-owned global network is comprised of more than 30 subsidiaries, manufacturing plants in six countries, research and development facilities on four continents, and products marketed in more than 100 countries around the world.
Stiefel Laboratories supplements its R&D efforts by seeking strategic partnerships and acquisitions around the world. To learn more about Stiefel Laboratories, Inc. visit www.stiefel.com.
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Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the launch of the product in Latin American countries by Stiefel, and the expectation for additional international expansion. Furthermore, the factors that may cause differing results include the ability to penetrate the market, the regulatory approval process, receipt of acceptable pricing approval in Brazil, sufficient funding, maintenance of DUSA’s patent portfolio, reliance on third parties, and other risks identified in DUSA’s SEC filings from time to time.
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